WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic Canuso
October 23, 2017	(302) 571-6833 dcanuso@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 3Q 2017 EPS OF $0.64 AND ROA OF 1.20%;
NET REVENUE IMPROVES 16% OVER 3Q 2016, DRIVEN BY STRONG GROWTH ACROSS LOANS, DEPOSITS, NET INTEREST MARGIN AND FEE INCOME;
QUARTERLY CASH DIVIDEND INCREASES 29% TO $0.09 PER SHARE
WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $20.6 million, or $0.64 per diluted common share for 3Q 2017 compared to net income of $12.7 million, or $0.41 per share for 3Q 2016 and net income of $20.6 million, or $0.64 per share for 2Q 2017.
Net revenue (which includes net interest income and noninterest income) was $88.6 million for 3Q 2017, an increase of $12.0 million, or 16% from 3Q 2016. The strong increase in net revenue includes balanced growth in both net interest income and noninterest income. Net interest income was $56.1 million, an increase of $7.1 million, or 14% from 3Q 2016; and noninterest income was $32.4 million, an increase of $4.9 million, or 18% from 3Q 2016. Noninterest expenses were $54.2 million in 3Q 2017, an increase of $2.9 million, or 6% from 3Q 2016. The efficiency ratio for 3Q 2017 was 60.6%, as compared to 66.2% for 3Q 2016. The third quarter of 2016 included $5.9 million of corporate development costs from acquisitions, as compared with $0.2 million for 3Q 2017.
Return on average assets (ROA) was 1.20% compared to 0.82% for 3Q 2016. Return on average equity was 11.06% for 3Q 2017 compared to 7.66% for 3Q 2016.

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Highlights for 3Q 2017:

•	Core earnings per share (EPS)(1) of $0.64 increased 25% from $0.51 in 3Q 2016.

•	Core ROA(1) was 1.21% for 3Q 2017 compared to 1.03% for 3Q 2016. Core return on average tangible common equity(1) was 15.27% for 3Q 2017 compared to 12.16% for 3Q 2016.

•
Core net revenue(1) of $87.8 million increased $12.3 million, or 16% from 3Q 2016, including a $7.1 million, or 14% increase in core net interest income(1) and a $5.2 million, or 19% increase in core fee income (noninterest income)(1) across several business lines.

•
WSFS executed the planned redemption of $55.0 million in aggregate principal amount of our 6.25% senior notes due 2019 on September 1, 2017. This contributed to the improved net interest margin of 3.95% for 3Q 2017 compared to 3.84% for 3Q 2016 and 3.93% in 2Q 2017.

•	The Board of Directors approved a 29% increase in the quarterly cash dividend to $0.09 per share of common stock from the previous $0.07 per share.
Notable items in the quarter:

•
A $0.7 million (pre-tax) non-cash write-off of unamortized debt issuance costs was recognized in 3Q 2017, or more than $0.01 per share (after-tax), in connection with the redemption of $55.0 million of our senior notes.

•	WSFS realized $0.7 million, or more than $0.01 per share, in net gains on sales of securities in 3Q 2017, compared to $1.0 million, or slightly more than $0.02 per share, in 3Q 2016.

•	WSFS recorded $0.2 million, or less than $0.01 per share, in corporate development expenses during 3Q 2017, compared to $5.9 million or approximately $0.13 per share, in 3Q 2016.

(1) As used in this release, core earnings per share (EPS), core return on average assets (ROA), core net revenue, core net interest income, and core fee income are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 19 and 20 of this press release.

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CEO outlook and commentary
Mark A. Turner, President and CEO, said, “Our positive third quarter results keep us on track to deliver on our Strategic Plan goals. Core EPS of $0.64 represents an impressive 25% increase from core EPS in 3Q 2016. Earnings included a healthy blend of both fee income and net interest income growth, and also included both strong organic performance as well as positive contributions from our recent business combinations. Net interest margin was 3.95% and improved from 2Q 2017 and 3Q 2016, demonstrating our growth in and disciplined pricing of both loans and deposits. We also reported a core efficiency ratio(2) of 60.2%, an anticipated improvement over 60.9% in 2Q 2017 and 62.7% in 1Q 2017. Our credit quality metrics remained strong and improved across several key ratios. These metrics combined to drive a core ROA of 1.21%, an 18 bps improvement from core ROA in 3Q 2016. This keeps us well on pace to meet or exceed our Strategic Plan goals, including our core and sustainable ROA goal of 1.30%, by the fourth quarter of 2018.
“As a result of our continued strong earnings performance, the Board of Directors announced a $0.02, or 29%, per share increase in our quarterly cash dividend to $0.09 per share, consistent with our policy of returning a minimum of 25% of our earnings to our stockholders through a combination of cash dividends and routine repurchases of our common stock.
“Further, during the quarter we were named a top workplace in Delaware for the twelfth consecutive year in The Wilmington News Journal’s ‘Top Workplaces’ survey, ranking second in the large company category. We were also named the ‘Top Bank’ in Delaware for the seventh year in a row by the readers of The Wilmington News Journal. These accolades, along with similar recognitions we recently received in the southeastern Pennsylvania market, demonstrate our ability to successfully grow our business while providing Customers with responsive and personalized service and to cultivate strong relationships with our Associates. These recognitions, along with our financial results evidence the success of our strategy, ‘Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners’.”

(2) As used in this release, core efficiency ratio is a non-GAAP financial measure. For a reconciliation of this measure to its comparable GAAP measure, see pages 19 and 20 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

Third Quarter 2017 Discussion of Financial Results
Net interest income and margin reflects disciplined pricing and redemption of senior notes
Net interest income for 3Q 2017 was $56.1 million, an increase of $7.1 million, or 14% compared to 3Q 2016. The net interest margin for 3Q 2017 was 3.95%, an increase of 11 bps from 3.84% for 3Q 2016. The year-over-year increase in the net interest margin includes an estimated 9 bps resulting from the overall higher short-term interest rate environment, an estimated 5 bps resulting from the positive effects of our acquisition of Penn Liberty and 3 bps from the redemption of $55.0 million of our senior notes in late 3Q 2017, offset somewhat by 6 bps attributable to lower purchased loan accretion from previous acquisitions (excluding Penn Liberty).
Compared with 2Q 2017, net interest income increased $1.8 million or 3% (not annualized) and net interest margin increased 2 bps from 3.93%. The increase in the net interest margin from 2Q 2017 includes an estimated 4 bps resulting from the overall higher short-term interest rate environment and 3 bps from the redemption of $55.0 million of our senior notes in 3Q 2017.  These increases were offset partially by 2 bps of decreased benefit from reverse mortgage income, and 2 bps from higher wholesale funding volume.
Stable and consistent loan portfolio growth continues
At September 30, 2017, WSFS’ net loan portfolio was $4.69 billion, an increase of $74.4 million, or 6% (annualized), from June 30, 2017. The increase included a $73.0 million, or 8% (annualized) increase in total commercial loans and a $28.4 million, or a 23% (annualized) increase in consumer loans. These increases were partially offset by a $26.9 million decline in residential mortgages, reflecting our ongoing strategy of selling most newly-originated residential mortgages in the secondary market. Net loan growth for the first nine months of 2017 was $190.4 million, or also 6% (annualized).
Compared to September 30, 2016, net loans increased $258.2 million, or again 6%. The year-over-year growth included an increase of $158.2 million, or 7% in commercial and industrial (C&I) loans, an increase of $84.1 million, or 41% in construction loans and an increase of $84.1 million, or 19% in consumer loans. These increases were partially offset by a decline in residential mortgages of $70.1 million, or 20%, consistent with our ongoing strategy for these loans described above.

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The following table summarizes loan balances and composition at September 30, 2017 compared to June 30, 2017 and September 30, 2016:

(Dollars in thousands)	September 30, 2017		June 30, 2017		September 30, 2016
Commercial & industrial	$2,483,193	53%	$2,433,256	52%	$2,325,001	53%
Commercial real estate	1,149,664	25	1,139,840	25	1,146,589	26
Construction	291,617	6	278,349	6	207,532	5
Total commercial loans	3,924,474	84	3,851,445	83	3,679,122	84
Residential mortgage	281,092	6	307,983	7	351,169	7
Consumer	524,164	11	495,717	11	440,082	10
Allowance for loan losses	(40,201)	(1)	(40,005)	(1)	(39,028)	(1)
Net Loans	$4,689,529	100%	$4,615,140	100%	$4,431,345	100%
Credit quality trends remain stable and strong

Credit quality metrics during 3Q 2017 reflect continued strength in portfolio performance.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), decreased to $147.7 million, or 20.63% of Tier 1 capital plus the allowance for loan losses (ALLL) at September 30, 2017, as compared to $161.7 million, or 23.20%, at June 30, 2017, primarily due to the positive resolution of a number of problem assets during the third quarter.
Total delinquencies, which include nonperforming delinquencies, were $27.0 million at September 30, 2017, or 0.57% of gross loans, and represent a modest increase from $23.9 million and 0.52% of gross loans at June 30, 2017. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.19% of gross loans at September 30, 2017.
Total nonperforming assets declined $6.2 million or 11% to $52.4 million at September 30, 2017, as compared to $58.6 million at June 30, 2017, again primarily due to the positive resolution of a number of non-performing loans. The nonperforming assets to total assets ratio was 0.76% at September 30, 2017 compared to 0.86% at June 30, 2017.
Net charge-offs for 3Q 2017 were $2.7 million or 0.23% of total net loans on an annualized basis, an increase from $1.7 million, or 0.15% (annualized) in 2Q 2017, and a decrease from $4.5 million, or 0.44% (annualized) during 3Q 2016. Year to date, the ratio of net charge-offs to total gross loans was 19 bps in 2017, as compared with 20 bps for the same period in 2016, further demonstrating continued overall positive and stable credit quality trends.

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Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs) were $3.5 million for 3Q 2017, an increase from $2.3 million during 2Q 2017 and a decrease from $6.3 million during 3Q 2016. Total credit costs year to date in 2017 were $8.6 million, as compared with $8.9 million for the same period in 2016, again demonstrating continued positive and stable credit quality and costs.
The ratio of the ALLL to total gross loans was 0.86% at September 30, 2017 compared to 0.87% at June 30, 2017. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 0.99% at September 30, 2017 and 1.02% at June 30, 2017. The ALLL was 120% of nonaccruing loans at September 30, 2017 compared to 104% at June 30, 2017 and 168% at September 30, 2016.

Customer funding reflects strength of core deposit relationships
Total customer funding was $4.88 billion at September 30, 2017, a $226.0 million, or 5% (not annualized) increase from June 30, 2017, which includes a $216.1 million normal seasonal increase in public funding account balances. The remaining increase of $9.9 million was due to an increase in other core deposit accounts of $15.3 million, partially offset by a $5.4 million decrease in CDs. Year to date, core deposits increased $314.2 million, or 10% (annualized), of which $155.7 million was related to public funding account balances.
Consistent with loan growth of 6%, customer funding increased $288.8 million, or 6% compared to September 30, 2016. This included a core deposit increase of $318.9 million, or 8% over the prior year, offset by purposeful run-off of higher-cost CDs.
Core deposits were a very strong 89% of total customer deposits, and no- and low-cost checking deposit accounts represent a robust 50% of total customer deposits at September 30, 2017. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are very valuable in a rising-rate environment. The ratio of loans to customer deposits was 96% at September 30, 2017.

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The following table summarizes customer funding balances and composition at September 30, 2017 compared to June 30, 2017 and September 30, 2016:

(Dollars in thousands)	September 30, 2017		June 30, 2017		September 30, 2016
Noninterest demand	$1,357,597	28%	$1,319,749	28%	$1,245,127	27%
Interest-bearing demand	1,057,571	22	927,465	20	967,248	21
Savings	557,914	11	572,476	12	538,093	12
Money market	1,347,576	28	1,297,024	28	1,251,315	27
Total core deposits	4,320,658	89	4,116,714	88	4,001,783	87
Customer time deposits	557,129	11	535,115	12	587,217	13
Total customer deposits	$4,877,787	100%	$4,651,829	100%	$4,589,000	100%
Strong fee income growth continues
Core fee income (noninterest income) increased by $5.2 million, or 19%, to $31.7 million compared to 3Q 2016. This was the result of diversified growth across most of our businesses and included increases in investment management and fiduciary revenue of $2.7 million and credit/debit card and ATM income of $1.6 million, as well as $0.4 million from the gain on sale of Small Business Administration (SBA) loans. Excluding contributions from acquired businesses, organic fee income growth was a healthy 13%.
When compared to 2Q 2017, core fee income increased $0.7 million, or 2% (not annualized), including a $0.4 million increase in credit/debit card and ATM income from higher bailment fees in our Cash Connect® business.
For 3Q 2017, fee income was 36.3% of total revenue (computed on a fully tax-equivalent basis), when compared to 35.7% for 3Q 2016, and was well diversified among various sources, including traditional banking, mortgage banking, wealth management and ATM services (Cash Connect®).

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Noninterest expense reflects recent acquisitions and franchise growth
Core noninterest expense(3) for 3Q 2017 was $53.3 million, an increase of $8.0 million or 18% from $45.3 million in 3Q 2016. Contributing to the year-over-year increase was $2.9 million of ongoing operating costs from our late 2016 acquisitions of Penn Liberty, Powdermill, and West Capital, and $1.1 million due to higher costs to support Cash Connect® revenue growth. The balance of the year-over-year increase was attributable to higher compensation and related costs due to adding staff to support overall franchise growth, higher professional fees, and higher costs related to earn-outs in connection with our recent acquisitions of fee-based businesses.
When compared to 2Q 2017, core noninterest expense increased $1.0 million, primarily due to higher compensation related costs due to franchise growth and higher costs related to earn-outs in connection with our recent acquisitions of fee-based businesses. These higher costs were partially offset by declines in equipment, professional fees, and marketing expenses.
Our core efficiency ratio was 60.2% in 3Q 2017, an improvement compared to 60.9% in 2Q 2017 and 62.7% in 1Q 2017. This trend improvement reflects continued growth and scale economies as well as the typical seasonality of our business, where 1Q results are impacted by seasonally slow fee revenue and higher costs, with results typically improving throughout the year.
Income taxes
The Company recorded income tax provisions of $10.9 million in 3Q 2017 and 2Q 2017, compared to a provision of $6.8 million in 3Q 2016.
The effective tax rate was 34.7% in 3Q 2017, 34.5% in 2Q 2017, and 34.9% in 3Q 2016. The slight fluctuation in the effective tax rate is primarily the result of differences in tax benefits realized on stock-based compensation.

(3) As used in this release, core noninterest expense is a non-GAAP financial measure. For a reconciliation of this measure to its comparable GAAP measure, see pages 19 and 20 of this press release.

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Selected Business Segments (included in previous results):
Wealth Management segment fee revenue grew 46% over the prior year
The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through six businesses. WSFS Wealth Investments, with $177.2 million in assets under management (AUM), provides insurance, asset management, and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment adviser with $860.2 million(4) in AUM. Cypress is a fee-only wealth management firm offering a “balanced” investment style focused on preservation of capital and providing current income whose primary market segment is high-net-worth individuals. West Capital Management is a registered investment adviser with $839.6 million in AUM. West Capital is a fee-only wealth management firm which operates under a multi-family office philosophy and provides fully customized solutions tailored to the unique needs of institutions and high-net-worth individuals. Christiana Trust, with $16.31 billion(4) in AUM and assets under administration, provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions, LLC is a multi-family office that specializes in providing unique, independent solutions to high- net-worth individuals, families and corporate executives. WSFS Private Banking serves high-net-worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $12.6 million for 3Q 2017. This was an increase of $3.4 million, or 36% compared to 3Q 2016 and essentially flat compared to 2Q 2017. Included in the year-over-year increase, fee revenue increased $2.9 million, or 46%, compared to 3Q 2016. The year-over-year increase reflects continued organic growth in several Wealth business lines in addition to the combinations with Powdermill Financial Solutions LLC, which occurred in August 2016, and West Capital Management, which occurred in mid-October 2016.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $8.6 million during 3Q 2017 compared to $6.1 million during 3Q 2016 and $9.1 million during 2Q 2017. The year-over-year increase in costs was due to increased compensation expense due to higher revenue, other infrastructure costs necessary to support the continuing growth of the business, higher legal and consulting costs on a few legacy trust disputes (events that occurred prior to WSFS' purchase of Christiana Trust), as well as the ongoing operational costs from the combinations with Powdermill and West Capital.
Pre-tax income in 3Q 2017 was $4.1 million, a meaningful increase from both $3.2 million in 3Q 2016 and $3.6 million in 2Q 2017, and was driven by the above-mentioned factors.

(4) AUM includes $122.9 million of Christiana Trust assets for which Cypress serves as sub-adviser.

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Cash Connect® net revenue increases 9% over same quarter 2016
Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services over 22,000 non-bank ATMs and retail safes nationwide with over $890 million in cash and other fee-based services. Cash Connect® also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $9.6 million in net revenue (fee income less funding costs) in 3Q 2017, an increase of $0.8 million, or 9% from 3Q 2016 and an increase of $0.4 million from 2Q 2017, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs due to the higher interest rate environment.
Noninterest expense (including intercompany allocations of expense) was $7.6 million during 3Q 2017, an increase of $1.1 million from 3Q 2016 and an increase of $0.4 million compared to 2Q 2017.  The year-over-year increase in expenses was primarily due to higher operating costs associated with higher fee income as well as increased investments for several new features and enhancements to our managed services and smart safe products. Cash Connect® reported pre-tax income of $2.0 million for 3Q 2017, which was a decrease of $0.4 million from 3Q 2016 as a result of margin compression from rising interest rates. Pre-tax net income was essentially flat in 3Q 2017 compared to 2Q 2017, due to competitive pricing pressure and higher funding costs.
Cash Connect® continues to focus on expanding both ATM and smart safe managed services to offset margin compression resulting from industry consolidation and increased expense pressure on our customers caused by the rising interest rate environment. Cash Connect® has over 1,200 safes as of September 30, 2017, up from just over 100 safes at the end of 2015, in addition to a growing smart safe pipeline generated by several smart safe channel partners actively marketing our program. Cash Connect® is also improving funding costs by optimizing cash usage throughout our network.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

Capital management
WSFS’ total stockholders’ equity increased $18.2 million, or 3% (not annualized), to $740.9 million at September 30, 2017 from $722.6 million at June 30, 2017, primarily due to quarterly earnings, partially offset by stock buybacks and the payment of the common stock dividend during the quarter.
WSFS’ tangible common equity(5) increased by 4% (not annualized) to $551.7 million at September 30, 2017 from $532.6 million at June 30, 2017 for the reasons described in the paragraph above.
WSFS’ common equity to assets ratio was 10.78% at September 30, 2017, and its tangible common equity to tangible assets ratio(5) increased by 22 bps during the quarter to 8.25%. At September 30, 2017, book value per share was $23.59, a $0.60 increase from June 30, 2017, and tangible common book value per share(5) was $17.57, a $0.63 increase from June 30, 2017.
At September 30, 2017, WSFS Bank’s Tier 1 leverage ratio of 10.24%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.52%, and Total Capital ratio of 12.22%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 3Q 2017, WSFS repurchased 71,000 shares of common stock at an average price of $44.78 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 750,194 shares, or more than 2% of outstanding shares, remaining to repurchase under this current authorization. In addition, the Board of Directors approved a quarterly cash dividend increase of 29% to $0.09 per share of common stock, recognizing our continued strong core results of operations. This dividend will be paid on November 21, 2017 to stockholders of record as of November 7, 2017.

(5) As used in this release, tangible common equity, tangible common equity to assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 19 and 20 of this press release.

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Third quarter 2017 earnings release conference call
Management will conduct a conference call to review 3Q 2017 results at 1:00 p.m. Eastern Time (ET) on Tuesday, October 24, 2017. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until Tuesday, November 7, 2017, by dialing 1-855-859-2056 and using Conference ID 97634625.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of September 30, 2017, WSFS Financial Corporation had $6.88 billion in assets on its balance sheet and $18.07 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company's trust and wealth management business; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company's Form 10-K for the year ended December 31, 2016 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income:
Interest and fees on loans	$58,504	$56,073	$49,849	$169,258	$140,394
Interest on mortgage-backed securities	4,955	4,782	3,854	14,132	11,658
Interest and dividends on investment securities	1,139	1,136	1,214	3,524	3,660
Other interest income	412	343	420	1,256	1,174
	65,010	62,334	55,337	188,170	156,886
Interest expense:
Interest on deposits	3,862	3,341	2,412	10,278	6,734
Interest on Federal Home Loan Bank advances	2,402	1,797	1,225	6,057	3,397
Interest on senior debt	1,807	2,121	2,119	6,049	4,236
Interest on trust preferred borrowings	500	472	415	1,418	1,183
Interest on other borrowings	310	289	145	822	545
	8,881	8,020	6,316	24,624	16,095
Net interest income	56,129	54,314	49,021	163,546	140,791
Provision for loan losses	2,896	1,843	5,828	6,901	7,862
Net interest income after provision for loan losses	53,233	52,471	43,193	156,645	132,929

Noninterest income:
Credit/debit card and ATM income	9,350	8,925	7,776	26,406	21,930
Investment management and fiduciary revenue	8,809	8,835	6,074	25,683	17,610
Deposit service charges	4,695	4,560	4,482	13,652	13,100
Mortgage banking activities, net	1,756	1,844	2,555	4,785	6,025
Loan fee income	483	451	542	1,483	1,499
Investment securities gains, net	736	708	1,040	1,764	1,890
Bank-owned life insurance income	546	302	255	1,124	697
Other income	6,066	6,051	4,862	17,312	14,011
	32,441	31,676	27,586	92,209	76,762
Noninterest expense:
Salaries, benefits and other compensation	29,172	28,223	24,804	86,231	71,189
Occupancy expense	4,756	4,684	4,335	14,602	12,560
Equipment expense	2,922	3,498	2,653	9,544	7,642
Professional fees	2,248	2,669	1,554	6,552	6,891
Data processing and operations expense	1,817	1,750	1,500	5,185	4,564
Marketing expense	712	932	712	2,268	2,177
FDIC expenses	560	594	469	1,683	2,080
Early extinguishment of debt	695	—	—	695	—
Corporate development expense	153	366	5,885	857	7,003
Loan workout and OREO expense	484	499	511	1,504	1,059
Other operating expenses	10,644	9,512	8,811	29,275	24,552
	54,163	52,727	51,234	158,396	139,717
Income before taxes	31,511	31,420	19,545	90,458	69,974
Income tax provision	10,942	10,850	6,823	30,382	24,004
Net income	$20,569	$20,570	$12,722	$60,076	$45,970

Diluted earnings per share of common stock:	$0.64	$0.64	$0.41	$1.86	$1.50
Weighted average shares of common stock outstanding for fully diluted EPS	32,268,538	32,311,571	31,317,312	32,279,190	30,661,225
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Performance Ratios:
Return on average assets (a)	1.20%	1.23%	0.82%	1.18%	1.05%
Return on average equity (a)	11.06	11.56	7.66	11.20	9.91
Return on average tangible common equity (a)(o)	15.22	16.12	9.69	15.63	12.19
Net interest margin (a)(b)	3.95	3.93	3.84	3.93	3.87
Efficiency ratio (c)	60.61	60.81	66.24	61.39	63.56
Noninterest income as a percentage of total net revenue (b)	36.30	36.53	35.66	35.74	34.92
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION  (Unaudited)

(Dollars in thousands)	September 30, 2017	June 30, 2017	September 30, 2016
Assets:
Cash and due from banks	$117,343	$118,555	$119,159
Cash in non-owned ATMs	612,443	623,232	694,022
Investment securities (d)	162,345	166,211	200,642
Other investments	36,856	39,356	37,003
Mortgage-backed securities (d)	809,809	814,882	742,073
Net loans (e)(f)(l)	4,689,529	4,615,140	4,431,345
Bank owned life insurance	102,727	102,007	101,185
Goodwill and intangibles	189,116	189,983	172,709
Other assets	155,176	153,061	129,455
Total assets	$6,875,344	$6,822,427	$6,627,593
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,357,597	$1,319,749	$1,245,127
Interest-bearing deposits	3,520,190	3,332,080	3,343,873
Total customer deposits	4,877,787	4,651,829	4,589,000
Brokered deposits	173,932	182,221	144,639
Total deposits	5,051,719	4,834,050	4,733,639
Federal Home Loan Bank advances	697,812	823,651	817,167
Other borrowings	305,496	339,103	327,540
Other liabilities	79,456	103,000	57,237
Total liabilities	6,134,483	6,099,804	5,935,583
Stockholders’ equity	740,861	722,623	692,010
Total liabilities and stockholders’ equity	$6,875,344	$6,822,427	$6,627,593
Capital Ratios:
Equity to asset ratio	10.78%	10.59%	10.44%
Tangible common equity to tangible asset ratio (o)	8.25	8.03	8.05
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%) (p)	11.52	11.42	11.14
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%) (p)	10.24	10.06	10.05
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%) (p)	11.52	11.42	11.14
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%) (p)	12.22	12.14	11.88
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$33,536	$38,382	$23,172
Troubled debt restructuring (accruing)	14,905	18,109	14,182
Assets acquired through foreclosure	3,924	2,121	3,232
Total nonperforming assets	$52,365	$58,612	$40,586
Past due loans (h)	$1,338	$92	$271
Allowance for loan losses	40,201	40,005	39,028
Ratio of nonperforming assets to total assets	0.76%	0.86%	0.61%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.54	0.59	0.40
Ratio of allowance for loan losses to total gross loans (i)(n)	0.86	0.87	0.89
Ratio of allowance for loan losses to nonaccruing loans	120	104	168
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.23	0.15	0.44
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.19	0.17	0.20

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,422,306	$18,186	5.07%	$1,418,957	$17,725	5.01%	$1,264,882	$15,470	4.87%
Residential real estate loans	269,134	3,747	5.57	274,114	3,980	5.81	283,818	4,490	6.33
Commercial loans	2,471,382	30,013	4.85	2,434,437	28,455	4.72	2,187,214	25,050	4.59
Consumer loans	509,750	6,329	4.93	478,326	5,589	4.69	414,653	4,485	4.30
Loans held for sale	22,734	229	4.03	32,339	324	4.01	40,615	354	3.49
Total loans	4,695,306	58,504	4.96	4,638,173	56,073	4.86	4,191,182	49,849	4.75
Mortgage-backed securities (d)	809,655	4,955	2.45	783,007	4,782	2.44	736,100	3,854	2.09
Investment securities (d)	168,526	1,139	4.08	166,536	1,136	4.05	201,264	1,214	3.54
Other interest-earning assets	36,992	412	4.46	33,155	343	4.14	35,033	420	4.80
Total interest-earning assets	5,710,479	65,010	4.57%	5,620,871	62,334	4.50%	5,163,579	55,337	4.32%
Allowance for loan losses	(40,831)			(40,546)			(39,053)
Cash and due from banks	118,056			127,848			122,561
Cash in non-owned ATMs	558,855			574,348			600,821
Bank owned life insurance	102,513			101,809			100,989
Other noninterest-earning assets	344,783			343,216			241,370
Total assets	$6,793,855			$6,727,546			$6,190,267
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$939,239	$606	0.26%	$914,915	$453	0.20%	$855,052	$295	0.14%
Money market	1,324,946	1,227	0.37	1,286,977	1,061	0.33	1,162,986	850	0.29
Savings	564,275	264	0.19	588,610	276	0.19	494,482	180	0.14
Customer time deposits	555,668	1,188	0.85	550,373	1,060	0.77	567,600	874	0.61
Total interest-bearing customer deposits	3,384,128	3,285	0.39	3,340,875	2,850	0.34	3,080,120	2,199	0.28
Brokered deposits	195,073	577	1.17	211,751	491	0.93	142,133	213	0.60
Total interest-bearing deposits	3,579,201	3,862	0.43	3,552,626	3,341	0.38	3,222,253	2,412	0.30
FHLB of Pittsburgh advances	730,390	2,402	1.30	639,147	1,797	1.13	768,305	1,225	0.63
Trust preferred borrowings	67,011	500	2.96	67,011	472	2.83	67,011	415	2.46
Senior Debt	134,658	1,807	5.37	152,231	2,121	5.57	151,875	2,119	5.58
Other borrowed funds	132,030	310	0.93	127,381	289	0.91	114,312	145	0.50
Total interest-bearing liabilities	4,643,290	8,881	0.76%	4,538,396	8,020	0.71%	4,323,756	6,316	0.58%
Noninterest-bearing demand deposits	1,333,266			1,404,186			1,151,240
Other noninterest-bearing liabilities	79,176			71,183			54,686
Stockholders’ equity	738,123			713,781			660,585
Total liabilities and stockholders’ equity	$6,793,855			$6,727,546			$6,190,267
Excess of interest-earning assets over interest-bearing liabilities	$1,067,189			$1,082,475			$839,823
Net interest and dividend income		$56,129			$54,314			$49,021

Interest rate spread			3.81%			3.79%			3.74%

Net interest margin			3.95%			3.93%			3.84%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
Stock Information:	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Market price of common stock:
High	$49.45	$50.55	$39.31	$50.55	$39.31
Low	42.45	42.90	31.47	42.45	26.40
Close	48.75	45.35	36.49	48.75	36.49
Book value per share of common stock	23.59	22.99	22.08
Tangible common book value per share of common stock (o)	17.57	16.94	16.57
Number of shares of common stock outstanding (000s)	31,410	31,435	31,334
Other Financial Data:
One-year repricing gap to total assets (k)	(1.70)%	(2.66)%	(2.34)%
Weighted average duration of the MBS portfolio	5.1 years	5.0 years	4.2 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(3,528)	$(4,342)	$11,084
Number of Associates (FTEs) (m)	1,121	1,216	1,082
Number of offices (branches, LPO’s, operations centers, etc.)	77	76	77
Number of WSFS owned ATMs	447	445	447
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures, see pages 19 and 20 of this press release.

(p)	Calculated for Wilmington Savings Fund Society, FSB.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net interest income (GAAP)	$56,129	$54,314	$49,021	$163,546	$140,791
Core net interest income (non-GAAP)	56,129	54,314	49,021	163,546	140,791
Noninterest Income (GAAP)	32,441	31,676	27,586	92,209	76,762
Less: Securities gains	736	708	1,040	1,764	1,890
Core fee income (non-GAAP)	31,705	30,968	26,546	90,445	74,872
Core net revenue (non-GAAP)	$87,834	$85,282	$75,567	$253,991	$215,663
Core net revenue (non-GAAP)(tax-equivalent)	$88,627	$86,000	$76,310	$256,234	$217,913
Noninterest expense (GAAP)	54,163	52,727	51,234	158,396	139,717
Less: Corporate development costs	153	366	5,885	857	7,003
Less: Debt extinguishment costs	695	—	—	695	—
Core noninterest expense (non-GAAP)	$53,315	$52,361	$45,349	$156,844	$132,714
Core efficiency ratio (c)	60.2%	60.9%	59.4%	61.2%	60.9%

	End of period
	September 30, 2017	June 30, 2017	September 30, 2016
Total assets	$6,875,344	$6,822,427	$6,627,593
Less: Goodwill and other intangible assets	189,116	189,983	172,709
Total tangible assets	$6,686,228	$6,632,444	$6,454,884
Total stockholders’ equity	$740,861	$722,623	$692,010
Less: Goodwill and other intangible assets	189,116	189,983	172,709
Total tangible common equity (non-GAAP)	$551,745	$532,640	$519,301
Calculation of tangible common book value per share:
Book value per share (GAAP)	$23.59	$22.99	$22.08
Tangible common book value per share (non-GAAP)	17.57	16.94	16.57
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.78%	10.59%	10.44%
Tangible common equity to tangible assets ratio (non-GAAP)	8.25	8.03	8.05

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

	Three months ended			Nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
GAAP net income	$20,569	$20,570	$12,722	$60,076	$45,970
Pre-tax adjustments: Sec. gains, corp. dev. costs, debt extinguishment costs	112	(342)	4,845	(212)	5,113
Tax impact of adjustments	(43)	120	(1,551)	70	(1,574)
Non-GAAP net income	$20,638	$20,348	$16,016	$59,934	$49,509

GAAP return on average assets (ROA)	1.20%	1.23%	0.82%	1.18%	1.05%
Pre-tax adjustments: Sec. gains, corp. dev. costs, debt extinguishment costs	0.01	(0.02)	0.31	(0.01)	0.12
Tax impact of adjustments	—	0.01	(0.10)	0.01	(0.04)
Core ROA (non-GAAP)	1.21%	1.22%	1.03%	1.18%	1.13%

GAAP EPS	$0.64	$0.64	$0.41	$1.86	$1.50
Pre-tax adjustments: Sec. gains, corp. dev. costs, debt extinguishment costs	—	(0.01)	0.15	(0.01)	0.16
Tax impact of adjustments	—	—	(0.05)	—	(0.05)
Core EPS (non-GAAP)	$0.64	$0.63	$0.51	$1.85	$1.61

Calculation of return on average tangible common equity:
GAAP net income	$20,569	$20,570	$12,722	$60,076	$45,970
Plus: Tax effected amortization of intangible assets	468	474	158	1,531	813
Net tangible income (non-GAAP)	$21,037	$21,044	$12,880	$61,607	$46,783
Average shareholders’ equity	$738,123	$713,781	$660,585	$716,938	$619,766
Less: average goodwill and intangible assets	189,599	190,125	131,569	190,105	107,115
Net average tangible common equity	$548,524	$523,656	$529,016	$526,833	$512,651
Return on average tangible common equity (non-GAAP)	15.22%	16.12%	9.69%	15.63%	12.19%

Calculation of core return on average tangible common equity:
Non-GAAP net income	$20,638	$20,348	$16,016	$59,934	$49,509
Plus: Tax effected amortization of intangible assets	468	474	158	1,531	813
Core net tangible income (non-GAAP)	$21,106	$20,822	$16,174	$61,465	$50,322
Net average tangible common equity	$548,524	$523,656	$529,016	$526,833	$512,651
Core return on average tangible common equity (non-GAAP)	15.27%	15.95%	12.16%	15.60%	13.11%